SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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NDCHEALTH CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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NDCHEALTH CORPORATION

NDC PLAZA

ATLANTA, GEORGIA 30329-2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of NDCHealth Corporation (the “Company”) will be held at the Company’s offices at NDC Plaza, Atlanta, Georgia, 30329-2010 on October 23, 2003, at 10:00 a.m. EDT for the following purposes:

1.	To elect two directors in Class II to serve until the annual meeting of stockholders in 2006; and

2.	To transact any other business that may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on August 27, 2003 are entitled to vote. You may vote your shares by completing and returning the enclosed proxy card or in person if you attend the annual meeting.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by delivering written notice to the Company’s Secretary, Margaret T. Wilkinson, at the above address, by submitting a later dated proxy, or by appearing at the Annual Meeting to vote in person.

When you submit your proxy, you authorize Walter M. Hoff or Margaret T. Wilkinson or either one of them, each with full power of substitution, to vote your shares at the meeting in accordance with your instructions, and to vote on any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors

MARGARET T. WILKINSON
Secretary

Dated: August 29, 2003

August 29, 2003

NDCHEALTH CORPORATION

NDC PLAZA

ATLANTA, GEORGIA 30329-2010

PROXY STATEMENT

Introduction

This Proxy Statement is being furnished to solicit proxies on behalf of the Company’s Board of Directors for use at the Annual Meeting, and at any adjournments or postponements thereof. The Annual Meeting will take place at the Company’s offices at NDC Plaza, Atlanta, Georgia 30329-2010 on October 23, 2003, at 10:00 a.m. EDT for the following purposes:

1.	To elect two directors in Class II to serve until the annual meeting of stockholders in 2006; and

2.	To transact any other business that may properly come before the Annual Meeting, or any adjournments thereof.

This Proxy Statement and the accompanying materials are being mailed to stockholders on or about August 29, 2003.

Quorum and Voting

Voting Stock. Pursuant to the Company’s Certificate of Incorporation, only the common stock, $.125 par value per share (the “Common Stock”), may be voted at the meeting.

Record Date. Only those holders of Common Stock of record at the close of business on August 27, 2003 are entitled to vote at the Annual Meeting. On that date, there were 35,191,472 shares of Common Stock issued and outstanding, held by approximately 3,339 stockholders of record. These holders are entitled to one vote per share of Common Stock.

Quorum. In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the Annual Meeting must be present (a “Quorum”), either in person or represented by proxy. For the purpose of determining the presence of a Quorum, abstentions and broker non-votes will be counted as present. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Voting Options. Proposal 1, the election of two directors in Class II, will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present. With respect to Proposal 1, stockholders may vote “for” the nominees or may “withhold authority” to vote for either of the nominees. Because Proposal 1 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present, an abstention will have the same effect as a vote to “withhold authority,” while a broker non-vote, if any, will have no effect on the outcome of the election of the directors.

Default Voting. When a proxy is timely executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, HOWEVER, PROXIES WILL BE VOTED (1) FOR THE ELECTION OF THE DIRECTOR NOMINEES, AND (2) IN THE BEST JUDGMENT OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Revocation of a Proxy. A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation should be addressed as follows: NDCHealth Corporation, NDC Plaza, Atlanta, Georgia 30329-2010, Attention: Margaret T. Wilkinson, Secretary.

Adjourned Meeting. If a Quorum is not present, the meeting may be adjourned or postponed by those stockholders who are represented. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the rescheduled time, unless the adjournment delays the Annual Meeting by more than thirty days from its intended date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case timely notice of the adjourned meeting will be provided to the stockholders entitled to vote at that meeting. An adjournment will have no effect on the business to be conducted.

1.	ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of seven members. The size of the Board was reduced from nine to eight members following Mr. Robert A. Yellowlees’ retirement upon the expiration of his term at last year’s annual meeting. In January 2003, Mr. James R. Lientz, Jr. resigned from the Board to accept a position as Chief Operating Officer of the State of Georgia, and in March 2003, the size of the Board of Directors was reduced to seven members. As specified in the Company’s Certificate of Incorporation, the number of directors constituting the whole Board is fixed by a vote of the majority of the whole Board.

The Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of office of directors in Class III and Class I expire at the 2004 and 2005 annual meetings of stockholders, respectively. The terms of the directors in Class II, of which there are currently two, Mr. Walter M. Hoff and Mr. Neil Williams, expire at the Annual Meeting.

The stockholders are being asked to vote on the election to Class II of Mr. Walter M. Hoff and Mr. Neil Williams, to serve a term of three years, to expire at the 2006 annual meeting of the stockholders. Mr. Hoff currently serves as Chairman of the Board of Directors, having been appointed to such office upon expiration of Mr. Robert A. Yellowlees’ term following last year’s annual meeting. Mr. Williams currently serves as Lead Director, having first been appointed to such position effective immediately following the 2002 annual meeting of stockholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The Class II directors will be elected to hold office until the annual meeting of stockholders in 2006 or until a successor has been duly elected and qualified. In the event that a nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as the designated proxies may select.

If two nominees do not receive the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present, then, as applicable one or both of the current Class II directors would remain in office until the 2004 annual meeting and until a successor has been duly elected and qualified, or until the director’s resignation, removal or death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF EACH OF THE NOMINEES.

Certain Information Concerning the Nominees and Other Directors

The following table sets forth the names of the nominees for Class II directorships and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and their employers for at least the past five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on committees of the Board, see “Other Information About the Board and Its Committees” below.

NOMINEES FOR CLASS II DIRECTOR

Term to Expire at 2006 Annual Meeting

Name and Age	Month and Year First Became a Director	Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Walter M. Hoff (51)	December 2000; Chairman since October 2002

Chairman of the Board of the Company

Chief Executive Officer and President of the Company (since February 2001); Chief Executive Officer, NDC Health Information Services (August 1998-January 2001); Director of Metris Companies, Inc.

Neil Williams (67)	April 1977

Lead Director of the Company (since October 2002)

Retired General Counsel, AMVESCAP PLC, Atlanta (September 1999-December 2002); Partner, Alston & Bird LLP, Atlanta (prior to October, 1999; Managing Partner from 1989-1996); Director of Printpack, Inc. and Acuity Brands, Inc. and Trustee of The Duke Endowment.

MEMBERS OF THE BOARD OF DIRECTORS

CONTINUING IN OFFICE

Class III

Term Expiring at 2004 Annual Meeting

Name and Age	Month and Year First Became a Director	Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
J. Veronica Biggins (56)	October 1995

Director of the Company

Senior Partner, Heidrick & Struggles International, Inc. (since 1995); Assistant to the President of the United States (1994-1995); Executive Vice President, NationsBank of Georgia (1973-1994); Director of Kaiser Foundation Health Plan of Georgia, Inc., Avnet, Inc., and AirTran Airways.

Terri A. Dial (53)	June 2001

Director of the Company

Retired Chairperson of the Board and Chief Executive Officer, Wells Fargo Bank; Group Executive Vice President and member of the management committee of Wells Fargo & Co. (1998-2001); Vice Chairman, Retail Banking, and member of office of Chairman, Wells Fargo & Co. (1996-1998); Director of Blue Shield of California, Onyx Software, and Look Smart.

Kurt M. Landgraf (56)	July 2001

Director of the Company

President and Chief Executive Officer, Educational Testing Service (since 2000); Executive Vice President and Chief Operating Officer, E.I. DuPont de Nemours & Company (1998-2000); Chairman, DuPont Europe (1997-2000) and The DuPont Pharmaceutical Company (1997-2000); Executive Vice President, DuPont U.S. (1997-1998); Chief Financial Officer, E.I. DuPont de Nemours & Company (1996-1997); Director of IKON Office Solutions and aaiPharma; Chairman of Capstar.

MEMBERS OF THE BOARD OF DIRECTORS

CONTINUING IN OFFICE

Class I

Term Expiring at 2005 Annual Meeting

Name and Age	Month and Year First Became a Director	Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
James F. McDonald (63)	June 2000

Director of the Company

Chairman of the Board of Scientific-Atlanta, Inc. (since November 2000); President and Chief Executive Officer, Scientific-Atlanta, Inc. (since July 1993); Director of Scientific-Atlanta, Inc., Burlington Resources, Inc., and Mirant Corporation.

Dr. Jeffrey P. Koplan (58)	July 2002

Director of the Company

Vice President for Academic Health Affairs, Woodruff Health Sciences Center of Emory University (since April 2002); Director of the Centers for Disease Control and Prevention (CDC) and Administrator of the Agency for Toxic Substances and Disease Registry (ATSDR) (1998-2002); President, Prudential Center for Health Care Research (1994-1998).

Other Information About the Board and Its Committees

Meetings and Compensation. During the fiscal year ended May 30, 2003, the Company’s Board of Directors held ten meetings and took action by unanimous written consent on four other occasions. All incumbent directors attended 75% or more of the combined total of the Board of Directors’ meetings and meetings of the committees on which they served. During the last fiscal year, the Company’s policy regarding the compensation of directors was to pay directors who are not also employees of the Company an annual retainer of $30,000, part of which is payable in shares of Common Stock of the Company pursuant to the terms of the 2002 Non-Employee Directors Compensation Plan described below, plus $1,000 per meeting attended. A non-employee director who serves as Chairman or Lead Director of the Board receives an annual retainer of $60,000, part of which is paid in shares of the Company’s Common Stock, plus $1,000 per meeting attended. Each member of the Audit, Compensation, and Governance and Nominating Committees receives $1,000 per committee meeting attended (plus an additional $500 per meeting for the Chairman of each such committee), in addition to his or her other compensation as a director. On March 19, 2003, upon the recommendation of an independent executive compensation consulting firm retained to review and make recommendations with respect to the Company’s executive and non-employee director compensation program, the Board of Directors unanimously approved that $20,000 in restricted stock be added to the annual retainer paid to each non-employee director and that an annual $10,000 cash retainer be paid to each committee chair in lieu of the current per meeting fees paid to chairs. All such modifications became effective at the beginning of fiscal year 2004.

In fiscal year 2003, the Board of Directors adopted Corporate Governance Guidelines providing that the Board of Directors annually assess the performance of the Board and each of its committees. In early fiscal year 2004, the Board conducted its first formal self-assessment which included an evaluation of the Board, each committee, each individual director, and the Lead Director in his capacity as such, by each Board member. The results of these evaluations were compiled and reviewed by an independent consultant, who then communicated the results to the Governance and Nominating Committee along with recommendations to improve Board and committee effectiveness.

2002 Non-Employee Directors Compensation Plan. During fiscal year 2003, the Company maintained the NDCHealth Corporation 2002 Non-Employee Directors Compensation Plan (the “2002 Directors Plan”). The 2002 Directors Plan was adopted in fiscal 2002 and replaced the 1995 Non-Employee Directors Compensation Plan and the 1984 Non-Employee Directors Stock Option Plan. The 2002 Directors Plan is a formula plan pursuant to which our non-employee directors receive cash, shares of stock or deferred stock rights in payment of their annual retainer, plus an annual grant of stock options and, beginning in fiscal 2004, restricted stock. The annual retainer is normally paid 50% in cash and 50% in shares of Common Stock of the Company at the beginning of each fiscal year, in an amount set from time to time by the Board. Directors may irrevocably elect, prior to the beginning of each fiscal year, to defer receipt of that fiscal year’s annual retainer in the form of “deferred stock rights,” that are payable in Common Stock at a designated future date based on the fair market value of our Common Stock on such date. Directors may make this election as to 0%, 50% or 100% of the annual retainer. Messrs. Landgraf, Lientz and Williams each elected to take 100% of their respective 2003 annual retainers in the form of deferred stock rights. Under the 2002 Directors Plan, each non-employee director also receives an annual option to purchase that number of shares of Common Stock having a fair market value equal to $125,000 as of the day immediately following the annual meeting of stockholders. These options are granted under the 2000 Long-Term Incentive Plan, have an exercise price equal to the fair market value of the Common Stock at the date of the grant and expire ten years after the date of the grant. In May 2003, the Compensation Committee approved that the vesting schedule of the options granted under the 2000 Long-Term Incentive Plan be reduced from five years to four years, which the Committee believed to be more in line with current practices in other companies. Upon Dr. Koplan’s appointment to the Board in July 2002, he received options for 1,029 shares of Common Stock at an exercise price of $20.25, reflecting a prorated portion of the annual grant for fiscal 2002. On October 25, 2002, options were granted pursuant to the 2002 Directors Plan under the 2000 Long-Term Incentive Plan to each of the non-employee directors then in office for 7,366 shares of Common Stock at an exercise price per share of $16.97.

Non-Employee Director Retirement Benefits. Non-employee directors who were initially elected to the Board of Directors prior to January 1, 1995 are also eligible for certain retirement benefits. Each such non-employee director with five or more years of service to the Company as a director is entitled to receive a retirement benefit on the later of (a) the first day of the month on or after his or her seventieth birthday, or (b) his or her retirement date. The retirement benefit will generally continue annually thereafter for the lesser of (i) the number of years equal to the number of years the individual served as a director or (ii) ten years. In the case of non-employee directors with greater than ten years service as a director on the effective date of the retirement plan (December 18, 1991), however, the retirement benefit will continue for fifteen years. Retirement benefits may be paid to a retired director prior to his/her attaining age 70 if the retired director is at least age 60, with not less than ten years of service as a director. The retirement benefit will be calculated from a base amount equal to the annual retainer for non-employee directors in effect on the date of a director’s retirement. The retired director would receive as the retirement benefit 50% of the base amount plus 10% for each year of service, up to 100% of the base amount for ten years’ service. There are currently three former directors who receive benefits under the retirement plan. As of August 1, 2003, the only remaining non-employee director eligible for retirement benefits was Mr. Williams, who had 26 5/12 years of service as a director for purposes of the retirement plan.

Committees. The Company’s Board of Directors has a standing Audit Committee, Compensation Committee and Governance and Nominating Committee. Each committee annually reviews its own performance pursuant to its charter and the Corporate Governance Guidelines of the Company. Certain information regarding the functions of the Board’s Committees and their present membership is provided below.

Audit Committee. The Company’s Board of Directors has an Audit Committee currently composed of Mr. Landgraf (Chair), Ms. Biggins and Mr. Williams, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange. On March 19, 2003, the Audit Committee approved and recommended for adoption by the Board an Amended and Restated Charter, containing certain amendments and clarifications it deemed advisable in light of current and proposed changes to applicable regulations of the Securities and Exchange Commission and the New York Stock

Exchange. The Amended and Restated Charter, attached as Appendix A hereto, was approved by the full Board of Directors on March 19, 2003. Pursuant to its Amended and Restated Charter, the Audit Committee is responsible for the appointment, dismissal, compensation and oversight of the Company’s independent auditors, including the engagement of auditors for the next fiscal year, reviews with the independent auditors and approves the plan of the auditing engagement, reviews with the independent auditors the results of their audit, reviews the scope and results of evaluation of the Company’s procedures for internal auditing, inquires as to the adequacy of the Company’s internal accounting controls, approves audit and non-audit services to be provided to the Company by the independent auditors, and oversees compliance matters for the Company. The Audit Committee also reviews with financial management and the independent auditors the Company’s annual report on Form 10-K and the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q. During the fiscal year ended May 30, 2003, the Audit Committee held nine meetings, each of which was separate from regular Board meetings. See “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee of the Board of Directors is currently composed of Ms. Biggins (Chair), Mr. McDonald, Ms. Dial and Dr. Koplan, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee reviews and determines levels of compensation and performance criteria for the Company’s executive officers and administers the Company’s various stock option, salary, incentive and benefit plans. The Committee also reviews and approves corporate goals and objectives relevant to compensation of the Chairman and the Chief Executive Officer, evaluates the performance of the Chairman and the Chief Executive Officer in light of the respective goals, and sets the compensation of the Chairman and the Chief Executive Officer based on such evaluations. During the last fiscal year, the Compensation Committee held three meetings, all of which were separate from regular Board meetings.

Governance and Nominating Committee. The Board of Directors also has a Governance and Nominating Committee currently composed of Mr. McDonald (Chair), Ms. Biggins, Ms. Dial, Dr. Koplan, Mr. Landgraf and Mr. Williams, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange. The Governance and Nominating Committee is responsible for advising the Board of Directors on all Board governance matters, including recommending the composition, role, structure and governance procedures of the Board; recommending the appointment, composition and responsibilities of Board Committees; approving directors’ compensation based on Compensation Committee recommendations; and evaluating and assessing the performance of the Board. The Committee is also responsible for identifying, evaluating and recommending to the Board candidates for membership on the Board recommended by directors or senior management, but does not currently consider nominees recommended by other security holders. This Committee met twice during fiscal year 2003.

Early in fiscal year 2003, the Governance and Nominating Committee recommended, and the Board of Directors approved, the designation from time to time of a non-management member of the Board to serve as Lead Director. The Lead Director’s duties include serving as chair for all executive sessions of the non-management directors; communicating to the CEO the results of non-management executive Board sessions; determining, in conjunction with the Chairman of the Board, the agenda for all Board meetings; and such other duties as the Board may from time to time determine. Mr. Williams was initially appointed by the Board to serve in this capacity, effective immediately following the 2002 Annual Meeting, and was reappointed on July 9, 2003 to serve for the 2004 fiscal year.

Common Stock Ownership of Management

The following table sets forth information as of July 31, 2003, with respect to the beneficial ownership of Common Stock by the nominees to the Board, by directors of the Company, by each of the Named Executive Officers named in the Summary Compensation Table, and by the 12 persons, as a group, who are current directors and/or executive officers of the Company.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
J. Veronica Biggins	43,315	(2)	*
Terri A. Dial	5,302	(3)	*
Walter M. Hoff	324,139	(4)	*
Randolph L.M. Hutto	39,505	(5)	*
Jeffrey P. Koplan	2,127		*
Kurt M. Landgraf	6,624	(6)	*
James F. McDonald	4,968	(7)	*
Charles W. Miller	106,368	(8)	*
Joseph J. Porfeli	15,455	(9)	*
E. Christine Rumsey	53,944	(10)	*
Neil Williams	79,706	(11)	*
All current Directors and Executive Officers as a Group (12 individuals)	703,210	(12)	2.01%

*	Less than one percent. On July 31, 2003, 34,958,753 shares of Common Stock of the Company were outstanding.

(1)	The number of shares and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by that particular person and by the group but are not deemed outstanding for other purposes.

(2)	This number includes 37,682 shares of Common Stock as to which Ms. Biggins has the right to acquire beneficial ownership and 982 shares of restricted stock over which Ms. Biggins currently has only sole voting power.

(3)	This number includes 176 shares of Common Stock as to which Ms. Dial has the right to acquire beneficial ownership and 982 shares of restricted stock over which Ms. Dial currently has only sole voting power.

(4)	This number includes 213,110 shares of Common Stock as to which Mr. Hoff has the right to acquire beneficial ownership and 34,970 shares of restricted stock over which Mr. Hoff currently has only sole voting power.

(5)	This number includes 20,721 shares of Common Stock as to which Mr. Hutto has the right to acquire beneficial ownership and 17,126 shares of restricted stock over which Mr. Hutto currently has only sole voting power.

(6)	This number includes 176 shares of Common Stock as to which Mr. Landgraf has the right to acquire beneficial ownership, 982 shares of restricted stock over which Mr. Landgraf currently has only sole voting power, and 2,960 deferred stock rights to be settled in shares of Common Stock no later than 30 days after Mr. Landgraf’s termination of services as a director for any reason. See “2002 Non-Employee Director Compensation Plan.”

(7)	This number includes 1,620 shares of Common Stock as to which Mr. McDonald has the right to acquire beneficial ownership and 982 shares of restricted stock over which Mr. McDonald currently has only sole voting power.

(8)	This number includes 56,303 shares of Common Stock as to which Mr. Miller has the right to acquire beneficial ownership and 44,457 shares of restricted stock over which Mr. Miller currently has only sole voting power.

(9)	Mr. Porfeli terminated his employment relationship with the Company effective July 1, 2003.

(10)	This number includes 35,633 shares of Common Stock as to which Ms. Rumsey has the right to acquire beneficial ownership and 15,155 shares of restricted stock over which Ms. Rumsey currently has only sole voting power.

(11)	This number includes 37,682 shares of Common Stock as to which Mr. Williams has the right to acquire beneficial ownership, 982 shares of restricted stock over which Mr. Williams currently has sole voting power only and 1,549 deferred stock rights to be settled in shares of Common Stock no later than 30 days after Mr. Williams’ termination of service as a director for any reason. See “2002 Non-Employee Director Compensation Plan.”

(12)	This number includes 426,049 shares of Common Stock as to which the current directors and executive officers, as a group, have the right to acquire beneficial ownership and 133,936 shares of restricted stock over which the beneficial owners have only sole voting power. This number does not include any shares that may be held by Mr. Porfeli who is no longer an executive officer of the Company.

Common Stock Ownership by Certain Other Persons

The following table sets forth certain information as to the Common Stock of the Company beneficially owned as July 31, 2003 by each person who is known to the Company to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock. The table reflects information presented in each such person’s Schedule 13G (and amendments thereto, if any) as filed with the Securities and Exchange Commission (the “Commission”) and provided to the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Liberty Wanger Asset Management, L.P. (2) WAM Acquisition GP, Inc. Liberty Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,463,800	9.91%

Mellon Financial Corporation (3) Mellon Bank N.A. The Dreyfus Corporation One Mellon Center Pittsburgh, PA 15258	3,415,732	9.77%

Robert A. Yellowlees (4) c/o MRY Partners, L.P. P.O. Box 11702 Atlanta, Georgia 30355	1,798,358	5.14%

(1)	Percent of Class is with respect to shares of Common Stock outstanding on July 31, 2003 (34,958,753 shares).

(2)	Based on Amendment No. 6 to the Schedule 13G dated February 12, 2003 filed by Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust. Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. have shared voting and shared dispositive power with respect to all shares. Liberty Acorn Trust has shared voting and shared dispositive power with respect to 2,615,300 shares.

(3)	Based on Amendment No. 1 to the Schedule 13G dated January 22, 2003, filed by Mellon Financial Corporation, Mellon Bank N.A. and The Dreyfus Corporation. Mellon Financial Corporation has sole voting power as to 2,464,401 shares, shared voting power as to 771,785 shares, sole dispositive power as to 2,767,632 and shared dispositive power as to 646,500; Mellon Bank N.A. has sole voting power as to 1,929,261, shared voting power as to 645,500, sole dispositive power as to 1,941,061, and shared dispositive power as to 646,500 shares; and The Dreyfus Corporation has sole voting and sole dispositive power as to 1,600,880 shares and shared voting and shared dispositive power as to 645,500 shares.

(4)	This number includes 40,000 shares held by The Yellowlees Charitable Trust, of which Mr. Yellowlees is the Trustee, 8,022 shares held by Mr. Yellowlees’ wife as to which he disclaims beneficial ownership, 819,342 shares held by MRY Partners, L.P. (“MRY Partners”), a family limited partnership of which Mr. Yellowlees serves as the sole general partner, and 705,200 shares of which MRY Partners has the right to acquire beneficial ownership.

Report of the Compensation Committee

Decisions regarding compensation and stock-based plans are made by the Compensation Committee. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are made by the Compensation Committee and then presented to the full Board. Decisions of the Compensation Committee related to stock-based plans with respect to the Company’s officers and directors are made solely by that committee and, accordingly, all awards or grants under the Company’s equity-based plans qualify for deduction under Section 162(m) of the Internal Revenue Code and meet the conditions for exemption under Rule 16b-3(d) under the Exchange Act.

The Company’s primary objective in designing and implementing its compensation programs is to maximize stockholder value over time through alignment of employee performance with business goals and strategies that serve stockholders’ interests. The overall goal of the Compensation Committee is to develop executive and employee compensation and equity-based programs and benefits that are consistent with and linked to the Company’s strategic and annual business objectives. During fiscal year 2003, the Compensation Committee engaged an independent executive compensation consulting firm to review and make recommendations with respect to the Company’s executive compensation program. The Compensation Committee also has responsibility for employee compensation and benefits.

Executive Compensation Philosophy

The Compensation Committee meets at least annually to review the levels and types of compensation established for the Company’s executive officers during the prior year and to establish levels and types of compensation for executive officers for the current year. This review is based generally upon (i) an evaluation of each executive officer’s ability to contribute to the success of the Company’s pursuit of its short- and long-term goals, and (ii) the desire to have some portion of each executive officer’s compensation be incentive in nature. In making these and other compensation decisions, the Compensation Committee seeks to integrate the Company’s annual and long-term performance goals into the Company’s executive compensation structure.

The Compensation Committee has adopted certain principles that are applied in structuring the compensation opportunity for executive officers. These are:

Long-Term and At-Risk Focus. A significant percentage of total compensation for executive officers should be composed of long-term, at-risk rewards to focus senior management on the long-term interests of stockholders. Equity-based plans should comprise a major part of the long-term, at-risk portion of total compensation to encourage stockholder value-based management decisions and to link compensation to Company performance and stockholder interests.

Short-Term and At-Risk Focus. A significant portion of cash compensation for executives is linked to achievement of annual business plans and performance objectives. This includes cash bonuses that may be approved by the Compensation Committee relating to those objectives. There is real risk in bonuses paid under this plan, recognizing variability in individual, unit and overall Company performance.

Competitiveness. Base pay and total compensation should be competitive with other similar companies based upon size, products and markets. A proxy survey of peer group companies is conducted periodically. The peer group surveyed includes appropriate companies contained in the Peer Group Index used in the stockholder return analysis shown in this Proxy Statement, in addition to other firms in the Company’s business sectors. The Compensation Committee also receives comparative data from an outside consultant on levels and components of compensation of executives of comparable companies.

Stock Option Awards and Restricted Stock Grants

Equity-based compensation comprises a significant portion of the Company’s key employee compensation programs. The Compensation Committee uses stock options and restricted stock awards to provide long-term, equity-based compensation for the Company’s executive officers.

Stock Options. Options provide key employees with the opportunity to achieve an equity interest in the Company. Stock options are granted at 100% of fair market value on the date of grant, have 10-year terms, and vest over four or five years. Stock options granted in fiscal 2003 vest over five years, with 20% of the option shares vesting two years after the date of the grant, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. In May 2003, the Compensation Committee approved a reduction in the vesting schedule to four years, with options vesting in equal portions over such period. The objective is to emphasize a long-term focus by key employees in the acquisition and holding of Common Stock. The number of stock options granted to an individual is based upon the individual’s perceived potential to contribute to the future growth of the Company. The frequency and size of individual grant amounts vary.

Restricted Stock. Restricted stock grants are granted on a selective basis to key employees in order to encourage focus on the longer term performance of the Company. Grants of restricted stock are subject to forfeiture if a grantee, among other conditions, leaves the Company prior to expiration of the restricted period. During fiscal year 2003, restricted periods were generally three to four years from the date of grant. In July 2003, the Compensation Committee approved an extension in the restricted periods of restricted stock grants to seven years, with an incremental percentage of the shares becoming unrestricted each year during such period.

Bonus Deferral Program. Effective in fiscal year 1996, the Board of Directors approved a bonus deferral program that allows certain executives to defer a portion of their cash bonus in the form of a restricted stock grant. This program is consistent with the Company’s objectives to increase executives’ stock ownership and at risk compensation. Since participating executives are deferring earned cash in the form of stock at risk of forfeiture over three years, the amount deferred is increased by 35%. Although Mr. Miller and Mr. Hoff had elected to participate in this plan for the 2003 fiscal year, on the recommendation of senior management, no bonuses were paid to executive officers for fiscal year 2003.

Target Stock Ownership

The Company’s Board of Directors and management believe that significant stock ownership by management is a major incentive in building stockholder value and aligning the interests of executives and stockholders. The Board has therefore adopted guidelines for minimum target stock ownership by senior executives.

To encourage this growth in stockholder wealth, the Company believes that senior executives who are in a position to make a significant contribution to the long-term success of the Company should have a significant stake in the Company’s ongoing success. Guidelines are based upon a multiple of base salary and range from 0.8 to 5 times annual salary amounts. Executives were encouraged to achieve these guidelines by building stock ownership over a period of years.

Chief Executive Officer’s Compensation

Mr. Hoff has served as President and Chief Executive Officer of the Company since February 1, 2001. Mr. Hoff’s fiscal year 2003 compensation derived primarily from annual performance plans, as well as commitments under his Employment Agreement effective December 1, 1999, which establishes the terms and conditions of his employment, including a minimum base salary, minimum bonus opportunity, and payments or benefits he is entitled to receive upon termination. See “Executive Employment Agreements.”

Mr. Hoff’s annual bonus opportunity is dependent upon the achievement of agreed-upon financial and nonfinancial objectives based upon current year performance as well as actions to provide sustained long-term growth in stockholder value. The performance factors included in his bonus plan for fiscal year 2003 included goals for revenue growth, operating income growth, earnings per share growth and increases in stockholder value.

COMPENSATION COMMITTEE
J. Veronica Biggins, Chairman
Terri A. Dial
Jeffrey P. Koplan
James F. McDonald

Compensation and Other Benefits

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended May 30, 2003 (“2003 fiscal year”), May 31, 2002 (“2002 fiscal year”), and May 31, 2001 (“2001 fiscal year”), for (i) the Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (together, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation Awards				All Other Compensation ($)(3)
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Restricted Stock Award(s) ($)(1)		Securities Underlying Options (#)(2)
Walter M. Hoff Chairman, President and Chief Executive Officer	2003 2002 2001	428,846 400,000 400,000		— 225,000 325,000		— 350,002 500,000		125,000 — 283,515	(4)	9,988 4,892 8,523

Charles W. Miller Chief Operating Officer	2003 2002 2001	341,923 320,385 310,000		— 176,250 157,500	(5) (6)	86,500 456,442 70,875	(5) (6)	80,000 70,000 —		— — —

Randolph L.M. Hutto Executive Vice President and Chief Financial Officer	2003 2002 2001	325,962 306,058 155,769	(7)	— 112,500 110,000		126,518 125,000 199,939		55,000 17,000 86,609		— — —

E. Christine Rumsey Executive Vice President— Human Resources	2003 2002 2001	283,038 260,096 241,346		— 139,000 85,000		51,900 25,000 250,013		37,000 25,000 —		— — —

Joseph J. Porfeli Former Executive Vice President—Sales and Marketing	2003 2002 2001	308,542 — —	(8)	— — —		— — —		— — —		3,676 — —	(8)

(1)	Awards of restricted shares to the Named Executive Officers during fiscal 2001, fiscal year 2002 and fiscal year 2003 were made under the 2000 Long-Term Incentive Plan. The awards are valued in the table based upon the closing market prices of the Common Stock on the grant dates. Grantees have the right to vote and dividends are payable to the grantees with respect to all awards of restricted shares reported in this column. The 2,390 shares awarded to Mr. Miller on June 1, 2001, and 3,885 shares awarded to Mr. Miller on August 9, 2002 as bonus deferral awards are scheduled to vest as to one-third of such shares on the first three anniversaries of the date of grant. All other shares of restricted stock shown in the table are scheduled to vest three years or more after the date of grant. The aggregate holdings and aggregate market value of restricted stock held on May 30, 2003 by the individuals listed in this table are: Mr. Hoff, 37,004 shares with a value of $757,841; Mr. Miller, 45,254 shares with a value of $926,801; Mr. Porfeli, 24,935 shares with a value of $510,668; Mr. Hutto, 17,126 shares with a value of $350,740; and Ms. Rumsey, 15,155 shares with a value of $310,374.

(2)	All option awards granted to the Named Executive Officers during fiscal year 2002 and fiscal year 2003 were made under the 2000 Long-Term Incentive Plan.

(3)	Reflects amounts representing Company contributions to the Company’s 401(k) Plan on behalf of the respective Named Executive Officers.

(4)	Mr. Hoff’s 2001 option awards were intended to be awards for more than one year.

(5)	Mr. Miller received a bonus for 2002 of $176,250 in cash and $58,750 deferred in the form of restricted stock, which was increased by 35% pursuant to the Bonus Deferral Program. See “Report of the Compensation Committee – Bonus Deferral Program.”

(6)	Mr. Miller received a bonus for 2001 of $157,500 in cash and $52,500 deferred in the form of restricted stock, which was increased by 35% pursuant to the Bonus Deferral Program. See “Report of the Compensation Committee – Bonus Deferral Program.”

(7)	Compensation is for a partial year as Mr. Hutto joined the Company in November, 2000.

(8)	During fiscal year 2003, Mr. Porfeli served as Executive Vice-President – Sales and Marketing of the Company and President of TechRx Incorporated, a 51% subsidiary of the Company during such year. All Mr. Porfeli’s compensation for fiscal year 2003, for services to the Company and TechRx, was paid by TechRx. The Company completed its acquisition of TechRx on May 27, 2003 and merged TechRx into the Company on May 28, 2003. Mr. Porfeli’s employment relationship with the Company terminated effective July 1, 2003.

Option Grants. The following table sets forth information concerning stock options granted to the Named Executive Officers during the 2003 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in FY 2003	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Walter M. Hoff	125,000	12.65%	22.92	7/16/12	1,110,389
Charles W. Miller	80,000	8.09%	22.92	7/16/12	710,649
Randolph L.M. Hutto	55,000	5.56%	22.92	7/16/12	488,571
E. Christine Rumsey	37,000	3.74%	22.92	7/16/12	328,675
Joseph J. Porfeli (3)	—	—	—	—	—

(1)	These grants were made pursuant to the 2000 Long-Term Incentive Plan. The options have a ten-year term, an exercise price equal to the fair market value of the Common Stock at the date of grant and, except as provided below, vest as to 20% of the shares two years after the date of grant, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. Pursuant to employment agreements with these executive officers, vesting of the options would accelerate in whole or in part upon certain qualifying terminations of employment.

(2)	The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used for these grants included a risk-free interest rate of 4.61%, expected dividend yields of 0.70%, an expected volatility of 42%, and expected lives of seven years.

(3)	On July 1, 2003, Mr. Porfeli’s employment relationship with the Company terminated and he entered into a Consulting Agreement with the Company. Pursuant to the terms of his Consulting Agreement, Mr. Porfeli surrendered all restricted stock of the Company and all stock options other than those options that had vested as of June 30, 2003.

Option Exercises and Fiscal Year-End Values. The following table sets forth information concerning each exercise of options during the 2003 fiscal year and the number and value of unexercised options held by the Named Executive Officers as of May 30, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Walter M. Hoff	—	—	140,546	387,748	199,846	799,385

Charles W. Miller	—	—	42,303	201,705	0	0

Randolph L. M. Hutto	—	—	17,321	141,288	4,677	18,708

E. Christine Rumsey	—	—	30,633	99,441	175,833	214,911

Joseph J. Porfeli	—	—	14,267	28,535	92,164	184,336

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes the Company’s equity compensation plans as of May 30, 2003:

	(a)	(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	4,419,910	$20.43	1,375,803
Equity compensation plans approved by stockholders (1)	—	—	—

Total	4,419,910	$20.43	1,375,803

(1)

During fiscal year 2002, the Board of Directors adopted the 2002 Non-Employee Directors Compensation Plan, which is referred to as the 2002 Directors Plan. The 2002 Directors Plan replaced the 1984 Non-Employee Directors Stock Option Plan and 1995 Non-Employee Directors Compensation Plan. The 2002 Directors Plan is a formula plan pursuant to which the non-employee directors of the Company receive cash, shares of stock or deferred stock rights in payment of their annual retainer, plus an annual grant of stock options and, beginning in fiscal

2004, restricted stock. Shares issued in accordance with the 2002 Directors Plan are granted, and reduce the number of shares available for future grant, under the 2000 Long-Term Incentive Plan, which was approved by the Company’s stockholders at the 1999 annual meeting, or under any successor equity compensation plan that is approved by the stockholders. Under the terms of the 2002 Directors Plan, the Company pays an annual retainer of $30,000 to each employee director, other than a non-employee Chairman of the Board or Lead Director, to whom the Company will pay an annual retainer of $60,000. In all cases, unless the director elects to defer receipt of the annual retainer in the form of deferred stock rights, the retainer is paid 50% in cash and 50% in common stock. The number of shares to be issued is determined by dividing 50% of the retainer by the fair market value per share of Common Stock as of the close of business on the first day of the fiscal year in respect of which the retainer is payable. The retainers are paid at the beginning of the fiscal year. Alternatively, a director may elect to receive either 0%, 50% or 100% of his or her annual retainer in the form of deferred stock rights that are payable in Common Stock at a designated future date based on the fair market value of our Common Stock on such date. Under the 2002 Directors Plan, the Company also grants non-employee directors annually an option to purchase that number of shares of Common Stock having a fair market value on the day immediately following the annual meeting of stockholders equal to $125,000. During fiscal year 2003, these options vested over a period of five years and expire 10 years after the date of the grant. In May 2003, the Compensation Committee approved a reduction in the vesting schedule to four years, with options vesting in equal portions over such period.

Retirement Plan. The NDCHealth Corporation Employees’ Retirement Plan (the “Retirement Plan”), which provides monthly benefits upon retirement to eligible employees, was closed to new participants beginning June 1, 1998. None of the Named Executive Officers is a participant in the Retirement Plan or in the Supplemental Executive Retirement Plan, which provides supplemental retirement benefits to certain former executives.

Executive Employment Agreements. During fiscal year 2003, each of Messrs. Hoff, Miller, Hutto and Ms. Rumsey had employment agreements with the Company, the material terms of which are summarized below. Mr. Porfeli had an employment agreement with the Company and TechRx Incorporated, a subsidiary of the Company for which Mr. Porfeli served as President during fiscal year 2003. Mr. Porfeli’s employment agreement contained substantially the same terms as described below and was terminated on July 1, 2003.

The executive is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial and non-financial objectives reflecting the executive’s area and scope of responsibility. The executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company. Under the employment agreements, the executives currently receive the following annual salaries: Mr. Hoff, $500,000; Mr. Miller, $367,000; Mr. Hutto, $337,000; and Ms. Rumsey, $292,000. Mr. Porfeli’s employment agreement provided for a base salary of $310,000.

The executives have agreed in their employment agreements not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of their employment.

Each of the employment agreements may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by the executive with or without “good reason” (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If, prior to a change in control of the Company, the executive’s employment is terminated by the Company without cause (but not for poor performance) or the executive resigns for good reason, the Company will be required to pay accrued salary and benefits through the date of termination plus a portion of his or her annual bonus for the current year. For up to 18 months, or until the executive is employed elsewhere or violates certain restrictive covenants, the Company will continue to pay the executive his or her base salary and will provide him or her with health insurance coverage. In addition, all of the executive’s restricted stock awards will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days after the end of the salary continuation period, as described above.

If, prior to a change in control of the Company, the executive’s employment is terminated by the Company for poor performance, the Company will be required to pay the executive’s accrued salary and benefits through the date of termination plus a portion of the target annual bonus for the current year. For up to 12 months, or until he or she is employed elsewhere or violates certain restrictive covenants, the Company will continue to pay the executive’s base salary and will provide him or her with health insurance coverage. In addition, all of the executive’s restricted stock awards and stock options that would have vested in the next 24 months will vest, and the options will remain exercisable for 90 days after the earlier of six months or the end of the salary continuation period, as described above.

If, after a change in control of the Company, the executive’s employment is terminated by the Company without cause or he or she resigns for good reason, the Company will be required to pay the executive’s accrued salary and benefits through the date of termination plus 100% of his or her annual bonus opportunity for the current year. For 24 months or unless the executive violates certain restrictive covenants, the Company will continue to pay the executive’s base salary and will provide him or her with health insurance coverage. In addition, all of the executive’s restricted stock awards and stock options will vest, and the options will remain exercisable for 90 days after the end of the salary continuation period, as described above.

Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of death, disability or retirement, the executive will be entitled to accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. If the Company terminates the executive for cause, or if he or she resigns from the Company without good reason, the executive will be entitled to his or her accrued salary and benefits through the date of termination, but no additional severance amount.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he or she may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Stockholder Return Analysis

The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the Standard and Poor’s 500 Stock Index (the “S&P 500”) and a self-determined peer group of twelve companies (the “Peer Group”) for the five-year period ended May 31, 2003. The graph assumes an investment in the Company’s Common Stock, the S&P 500 and the Peer Group of $100 on May 31, 1998, and that all dividends were reinvested. For purposes of this graph, the distribution of the Global Payments Inc. shares is treated as a nontaxable cash dividend that would have been converted into additional shares of NDCHealth’s Common Stock at the close of business on February 1, 2001.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG NDCHEALTH CORPORATION, THE S&P 500 INDEX

AND THE HEALTHCARE INDUSTRY COMPARATOR GROUP

The Peer Group includes the following companies: Allscripts Healthcare Solutions, Inc.; Cerner Corporation; Dendrite International, Inc.; Eclipsys Corporation; IDX Systems Corporation; IMS Health Incorporated; MedQuist Inc.; Per-Se Technologies, Inc.; Proxymed, Inc.; Quintiles Transnational Corp.; Trizetto Group, Inc.; and WebMD Corporation.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee is composed of independent directors and operates under a written charter approved by the Board of Directors. The Audit Committee’s Charter was amended during fiscal 2003 and a copy of the amended and restated charter is included as Appendix A to this Proxy Statement.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and has represented to the Committee that the Company’s 2003 consolidated financial statements are in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management and Ernst & Young LLP, the Company’s independent accountants.

The Committee discussed with Ernst & Young LLP the matters required to be discussed under SAS 61 as amended by SAS 90. The Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP the independence of the firm.

The Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Committee meets at least quarterly with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 30, 2003, for filing with the Securities and Exchange Commission. In further reliance on such reviews and discussions, nothing has come to the attention of the Committee that would cause the Committee to believe that the audited financial statements contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Committee also approved Ernst & Young LLP as the Company’s independent accountants for fiscal year 2004.

AUDIT COMMITTEE
Kurt M. Landgraf, Chairman
J. Veronica Biggins
Neil Williams

Company’s Relationship with Independent Accountants

The independent public accounting firm of Arthur Andersen LLP was initially engaged as the Company’s auditors for the fiscal year ended May 31, 2002. Effective on March 27, 2002, the Board of Directors, upon the recommendation of the Audit Committee, terminated Arthur Andersen LLP as the Company’s independent public accountants. The Company subsequently engaged Ernst & Young LLP as the Company’s independent public accountants effective April 12, 2002.

During the Company’s two most recent fiscal years, there were no disagreements with the Company’s former auditor, Arthur Andersen LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years, and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K. The reports by Arthur Andersen LLP on the Company’s consolidated financial statements for each of the fiscal years ended May 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter, dated March 27, 2002, stating its agreement with such statements was filed as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the Commission on March 27, 2002.

Following a thorough evaluation process, and on the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as the Company’s independent public accountants for the year ended May 31, 2002. Upon the recommendation of the Audit Committee, Ernst & Young LLP was again engaged to serve as the Company’s auditors for the fiscal year ended May 30, 2003 and has been selected to serve as the Company’s auditors for fiscal year 2004.

During the Company’s two most recent fiscal years, the Company did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

During the Company’s two most recent fiscal years there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years, and there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2001 and 2002 were $1,252,095. Such fees include $200,756 for the fiscal year 2002 audit of TechRx Incorporated (“TechRx”). Ernst & Young was the independent auditor of TechRx prior to the Company’s acquisition of a controlling interest in TechRx. The aggregate audit fees for the audit of the Company’s annual financial statements and review of financial statements contained in the Company’s quarterly reports for fiscal year 2003 were $974,580.

All Other Fees

Audit Related Fees. Audit-related fees billed by Ernst & Young LLP for fiscal year 2002, were $983,458. These fees consist primarily of fees for transaction support services performed in connection with the TechRx acquisition, internal audit outsourcing fees for services performed prior to the engagement of Ernst & Young LLP as the Company’s independent auditor, and accounting consultation fees. The audit related fees billed by Ernst & Young LLP for fiscal year 2003, representing primarily fees for benefit plan audit services, were $48,000.

Tax Fees. Tax fees consist of fees for tax compliance, advisory and planning services. Tax fees billed by Ernst & Young LLP for fiscal years 2002 and 2003 were $302,962 and $450,394, respectively.

All Other Fees. All other fees represent fees for products and services provided to the Company not otherwise included in the categories above. There were no other fees billed by Ernst & Young LLP for fiscal years 2002 or 2003.

The Audit Committee has considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining auditor independence and has determined that such independence has been maintained.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems and implementation for fiscal years 2002 or 2003.

Transactions with Related Parties

One full recourse, secured loan remains outstanding from the Company to MRY Partners, a family limited partnership of which Mr. Yellowlees, former Chairman of the Company, serves as the sole general partner. This loan, in the principal amount of $1,675,131, was extended during 2001 to fund the exercise prices of certain stock options that would have had to expire earlier than called for in the stock option agreements as a result of Mr. Yellowlees’ termination of employment from the Company due to the Company’s reorganization and spin-off of Global Payments Inc. The Company chose not to extend the stock option exercise periods to their original dates. In lieu of this, loans were offered to the executive to permit exercise within the accelerated 90-day time period for the stock options. The partnership exercised the options with the proceeds of the loans. Two loans in the original aggregate principal amount of $2,611,876 were repaid in full during fiscal years 2002 and 2003, respectively, ahead of their due dates. The remaining outstanding loan is represented by a full recourse note which bears interest at the applicable federal rate in effect at the time the loan was made (4.77%), and is secured by shares of Company stock. This loan will become due and payable on June 1, 2004, which date corresponds to the original terms of the related stock options.

On May 27, 2003, the Company completed its acquisition of TechRx Incorporated through the merger of TechRx into a wholly owned subsidiary of the Company. In connection with this transaction, all holders of shares, options and warrants in TechRx were entitled to receive $5.55 per share in merger consideration less any applicable exercise price. Mr. Porfeli, as the holder of 200,000 shares of TechRx common stock, 79,900 warrant shares, and 800,000 option shares, received the aggregate amount of $5,593,545 in exchange for such holdings.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee served as an officer or an employee of the Company or any of its subsidiaries during the fiscal year ended May 30, 2003, and none of such persons has ever served as an officer of the Company or any of its subsidiaries. Further, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Additional Information

Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to solicitation of stockholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company may reimburse such brokerage houses for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock.

Other Matters. Neither management nor the Board of Directors is aware of any matters to be brought before the Annual Meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Stockholder Proposals. Proposals of stockholders of the Company intended to be presented for consideration at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before April 30, 2004, in order to be included in the Company’s proxy statement and form of proxy relating to the 2004 Annual Meeting. In addition, with respect to any stockholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting, but is instead sought to be presented directly to the stockholders at the 2004 Annual Meeting, management will be able to vote proxies in its discretion if the Company either (i) receives notice of the proposal before the close of business on July 15, 2004 and advises stockholders in the proxy statement for the 2004 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, or (ii) does not receive notice of the proposal before the close of business on July 15, 2004.

Stockholder List. The Company will maintain a list of stockholders entitled to vote at the Annual Meeting at its corporate offices at NDC Plaza, Atlanta, Georgia 30329-2010. The list will be available for examination by any stockholder for any purpose germane to the Annual Meeting during normal business hours, for a period of ten days prior to the meeting. The list will also be available for examination at the Annual Meeting.

Annual Report on Form 10-K/A. A copy of the Company’s Annual Report on Form 10-K/A, including the financial statements and financial statement schedules (but without exhibits) for the fiscal year ended May 30, 2003 will be provided, free of charge, upon written request of any stockholder addressed to NDCHealth Corporation, NDC Plaza, Atlanta, Georgia 30329-2010, Attention: Investor Relations. Additionally, the EDGAR version of the Company’s 10-K/A is available on the Internet on the Securities and Exchange Commission’s web site (www.sec.gov).

Closing Price. The closing price of the Common Stock, as reported by the New York Stock Exchange on August 27, 2003, was $20.75.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reporting forms furnished to the Company, or written representations that no annual forms (Form 5) were required except as set forth below, the Company believes that, during the 2003 fiscal year, all of its officers, directors and 10% stockholders complied with the reporting requirements of the Securities and Exchange Commission regarding their ownership and changes in ownership of Common Stock as required pursuant to Section 16(a) of the Exchange Act, except that one Form 4 was filed late on behalf of Mr. Landgraf in connection with his purchase of 2,000 shares in March 2003.

APPENDIX A

NDCHEALTH CORPORATION

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of NDCHealth Corporation (the “Company”) has established the Audit Committee (the “Committee) of the Board to carry out the duties and responsibilities assigned to the Committee by the Board, including those required under the applicable securities laws, rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and regulations of the New York Stock Exchange, Inc. or any other national securities exchange on which the Company’s Common Stock is listed (the “Applicable Exchange”). This Charter replaces and supercedes in its entirety the previous charter adopted by the Board of the Company.

I.	Members of the Committee

The Committee shall be comprised of no fewer than three independent members of the Board. Each member of the Committee must be financially literate (as interpreted by the Board in its business judgment) and, unless the Board determines otherwise, at least one member of the Committee must be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules promulgated by the SEC thereunder and the rules and regulations of the Applicable Exchange, as in effect from time to time.

Each member of the Committee shall be independent of the management of the Company and free of any relationship that, in the judgment of the Board, would interfere with such member’s exercise of independent judgment as a Committee member and shall meet all applicable independence requirements of the Applicable Exchange and the Section 10A(m)(3) of the Securities Exchange Act of 1934 and the regulations thereunder. Unless the Board determines otherwise, Committee members may not serve simultaneously on the audit committees of more than three public companies.

The Board will assess and determine such qualifications of the Committee members.

The members of the Committee shall be appointed annually by the Board on the recommendation of the Nominating/Governance Committee of the Board. The chairperson of the Committee shall be appointed by the Board. If a chairperson is not designated or present, the members of the Committee may designate a chairperson by majority vote of the Committee membership. Committee members are subject to removal by the Board pursuant to the terms of the Company’s bylaws.

The responsibilities of a member of the Committee are in addition to his or her responsibilities as a member of the Board and each member of the Committee will be compensated separately for his or her service on the Committee.

II.	Responsibilities and Duties of the Audit Committee

A.	Scope of Responsibility

1. The Committee shall be solely and directly responsible for the appointment, dismissal, compensation, and oversight of the Company’s independent auditors, and may not delegate any of such responsibilities to the Board, to any other committee of the Board or to any other person or party. The independent auditors shall report directly to the Committee and the Committee shall oversee the performance of all services by the independent auditors.

2. The Committee shall assist the Board in its oversight of:

(a) the audit and integrity of the Company’s financial statements;

(b) the qualifications, independence and performance of the Company’s independent auditors;

(c) the internal audit function by, and the performance of, the Company’s internal auditors;

(d) the accounting and financial reporting processes and system of internal controls of the Company; and

(e) the Company’s compliance with applicable legal and regulatory requirements.

3. The Committee shall also prepare the Report of the Committee for inclusion in the Company’s annual proxy statement as required by applicable SEC rules and regulations.

4. The Committee shall assist the Board in fulfilling its oversight responsibilities by:

(a) reviewing the Company’s financial information that will be filed with the SEC or otherwise provided to its stockholders or to analysts;

(b) working with management to establish, subject to the approval of the Board, the Company’s system of internal controls;

(c) reviewing the systems of internal controls and reports of variance from those controls;

(d) reviewing all audit processes and results of internal audits;

(e) reviewing the Company’s accounting, reporting and financial practices; and

(f) performing such other tasks as it deems appropriate and consistent with its duties hereunder.

B.	Responsibilities and Duties

The Committee shall:

1. meet at the request of the Chairman of the Board, the Chief Financial Officer or the independent auditors and shall meet at least once every quarter in regular session, or more frequently as circumstances dictate or as the Committee deems appropriate;

2. meet in executive sessions, separately, with each of (a) management, including the Chief Financial Officer, (b) the independent auditors and (c) the internal auditors, at least once every quarter;

3. review and discuss with management the policies and guidelines for risk assessment and management;

4. report its actions, budget and expenditures to the Board.

In addition, the Committee shall perform such other functions as are required by law, the Company’s Certificate of Incorporation or its Bylaws, or as requested by the Board and may take any other action permitted by applicable laws, rules, and regulations necessary to accomplish any action authorized by this Charter or to further the goals of the Committee as set forth in this Charter.

Meetings of the Committee may be held in person or telephonically and may be held at such times and places as the Committee determines. The chairperson of the Committee should prepare, or have prepared and approve, an agenda in advance of each meeting. The Committee may form and delegate authority to subcommittees as appropriate.

C.	Relationships with Independent Auditor

1. The Committee shall:

(a) solely and directly determine and approve the scope of the annual audit (including, as appropriate, reviewing with management, the internal auditors and the independent auditors the proposed audit plan, including areas of business to be examined, the personnel to be assigned to the audit, the procedures to be followed, special areas to be investigated, and the program for integration of the independent and internal audit efforts) and the interim reviews of the Company’s financial statements, and the associated fees to be paid to the independent auditors for audit and for permissible non-audit work; and

(b) confirm, oversee, monitor and evaluate the qualifications, performance and independence of the independent auditors considering whether the independent auditors’ quality controls are adequate and the provision of non-audit services is compatible with maintaining the independent auditors’ independence;

(c) review the qualifications, experience and performance of the audit partner, the reviewing partner and other senior members of the audit team;

(d) ensure that the independent auditors provide the Committee for its review timely reports of all critical accounting policies and practices; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the effects of using such alternatives and the treatment preferred by the independent auditing firm; and other material written communications between the independent auditors and management;

(e) obtain and review at least annually a report from the independent auditors regarding (i) the auditors’ internal quality control procedures, (ii) any material issues raised by the most recent quality-control review or peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditors and the Company;

(f) review the independent auditors’ reports on the adequacy of the Company’s internal controls;

(g) set hiring policies for the Company’s hiring of employees or former employees of the independent auditors consistent with applicable regulations and rules of the Applicable Exchange; and

(h) discuss with the national office of the independent auditors issues on which such office has been consulted by the Company’s audit team and matters of audit quality and consistency.

2. Prior to the release or filing thereof, the Committee shall review documents containing the Company’s financial statements or summaries thereof, including earnings press releases, the interim financial reports and filings with the SEC or other regulatory agencies or bodies and presentations to rating agencies. The Committee shall review specifically:

(a) the independent auditors and management’s processes for assessment of material misstatements, identification of notable risk areas, and their response to those risks;

(b) with management and independent auditors, the Company’s annual and quarterly financial statements and related footnotes as well as all of the Company’s filings with the SEC which contain financial statements prior to their filing, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(c) with the independent auditors, any additions or changes in auditing or accounting principles suggested by the independent auditors, management, or the internal auditors;

(d) the independent auditors’ qualitative judgment about the appropriateness, and not just the acceptability, of accounting principles, use of estimates, basis for determining the amounts of estimates, and financial disclosures;

(e) with the independent auditors, any audit problems or difficulties and management’s response;

(f) with the independent auditors, any significant difficulties or disputes with management encountered during the course of the audit;

(g) any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company and risks related thereto;

(h) with management and the independent auditors, the effect of regulatory and accounting proposals, initiatives, or changes as well as accounting principles and their alternatives that have or could have a significant effect on the Company’s financial statements;

(i) any transaction or course of dealing with parties related to the Company that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, or that are relevant to an understanding of the Company’s financial statements; and

(j) any other matters related to the annual Company audit, including those matters that are required to be communicated to the Committee under applicable law and generally accepted auditing standards.

D.	Approval of Services Provided by Independent Auditors

The Committee shall approve any audit services and any permissible non-audit services prior to the commencement of the services as set forth in the Act, subject to any applicable de minimis exceptions to such pre-approval requirement. In making its pre-approval determination, the Committee shall consider whether providing the non-audit services compatible with maintaining the auditors’ independence. If this pre-approval is delegated to an individual Committee member or members, such member or members shall present a report of his or her decisions at the next scheduled Committee meeting.

E.	Relationships with the Internal Audit Function

The Committee shall:

1. be solely and directly responsible for the appointment, replacement, reassignment, or dismissal of the Company’s internal auditors;

2. establish procedures to assess the effectiveness and performance of the internal auditors;

3. discuss any significant deficiencies in the design or operation of internal controls identified by management which could adversely affect the issuers ability to record, process, summarize, and report financial data; and

4. take steps that are, in the sole judgment of the Committee, reasonable or necessary to ensure that the internal auditors are independent and the compensation and benefits allocated to the internal auditors are not subject to modification or termination without the consent of the Committee.

F.	Compliance Oversight

The Committee shall:

1. establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns or issues regarding the Company’s accounting or auditing matters;

2. review any transactions with related parties and the procedures used to identify related parties;

3. annually review, and confer with the Nominating and Governance Committee concerning, the Company’s Code of Business Conduct and Ethics, and recommend to the Board any changes or additions, as needed; and

4. review the Disclosure Committee Charter and recommend to management any changes or additions.

5. establish and review whistleblower procedures with respect to the protection of employees who act lawfully to provide information, cause information to be provided, or otherwise assist in an investigation of, or file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed as a result of, a violation of securities laws relating to fraud against shareholders.

G.	Audit Committee Formalities and Charter

The Committee shall:

1. review and reassess annually the adequacy of this Audit Committee Charter and recommend any changes to the Board;

2. report periodically to the Board on the Committee’s activities and findings, including any issues regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the Company’s internal auditors;

3. keep appropriate minutes of its meetings hand actions taken by it, with the advice of counsel; and

4. take actions to assess its performance on an annual basis, such as retaining counsel, accountants or other consultants for the purpose of reviewing its performance.

III.	Further Authority of the Committee

The Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and duties as it deems reasonable or necessary in the discharge thereof. The Committee shall be empowered to retain (and determine the funding for) independent counsel, accountants, and others to assist it in the conduct of any investigation and the Company shall provide such funding.

IV.	Continuing Education

The Company is responsible for providing the Committee with educational resources related to the accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the members of the Committee in maintaining appropriate financial literacy.

V.	Limitation of Committee’s Role

While the Committee is charged with the duties and responsibilities set forth in and the powers granted by this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management of the Company and the Company’s independent auditor.

PROXY

NDCHEALTH CORPORATION

ATLANTA, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of NDCHealth Corporation (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Walter M. Hoff or Margaret T. Wilkinson or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s offices at NDC Plaza, Atlanta, Georgia 30329-2010, on October 23, 2003, at 10:00 A.M., EDT (the “Annual Meeting”), or at any adjournments thereof, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated August 29, 2003, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any of the nominees named herein becomes unable to serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

1.    ELECTION OF DIRECTORS.

On the proposal to elect the following directors to serve until the 2006 Annual Meeting of Stockholders of the Company or until his successor is elected and qualified:

Walter M. Hoff                                        Neil Williams

FOR    ☐                            WITHHOLD AUTHORITY    ☐

Instructions: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR election of the director nominees and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments thereof.

Shares Held:

Signature of Stockholder

Signature of Stockholder (If Held Jointly)

Dated:

Month                          Day

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF NDCHEALTH CORPORATION’S BOARD OF DIRECTORS

AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.